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                                                                   EXHIBIT 99.4

                                                                  PRESS RELEASE

BARRY KAPLAN ASSOCIATES                           FOR IMMEDIATE RELEASE:
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623 River Road, Fair Haven, New Jersey 07704                      (908)747-0702
                                                              FAX (908)758-1837

                                        PRESS CONTACT:  Barry S. Kaplan
                                                        (908)747-0702
                                        COMPANY CONTACT:



                 SMTEK, INC. ACQUISITION COMPLETE BY DDL

TIGARD, OR, January 12, 1996--DDL Electronics Inc. (NYSE: DDL) today announced that it has acquired 100 percent of the shares of SMTEK,Inc. This new wholly owned subsidiary of DDL, is a producer of printed circuit boards utilizing surface mount technology at its state-of-the-art facility in Southern California. SMTEK specializes in full production implementation of circuit boards, from analysis and design to manufacture. Terms of the acquisition were $6,798,738 in cash and 1,000,000 shares of DDL common stock.

Gregory L. Horton, President and Chief Executive of the nine year old SMTEK, Inc. stated, "We are pleased to join forces with DDL. Our goal is to increase our size through the capital provided by DDL. We have an excellent customer base, an order backlog of $33,000,000, a fully automated robotic assembly line and a team with solid experience. As a private company, we could not raise sufficient capital for expansion. Now, with the financing capabilities of DDL, we anticipate enhanced growth and the ability to break through the glass ceiling into the upper levels of our industry. We see excellent synergistic compatibilities with DDL'S surface mount and printed circuit board facilities in Northern Ireland. SMTEK can provide sophisticated front end design capability to the Irish facilities and they provide us a high quality, low production cost gateway to the European market."

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